Exhibit 6.1

Mutual Software License Agreement

THIS SOFTWARE LICENSE AGREEMENT (the "Agreement") dated this -15th-day of December 2020 (the "Execution Date")

BETWEEN:

LODE (Switzerland) AG, Industriestrasse 28, 9100 Herisau, Schweiz

(the "Technology Owner")

OF THE FIRST PART

- AND -

LODE Payments International LLC, 1007 North Orange Street, 4th

Floor, #28, Wilmington, Delaware, 19801 USA (the "Licensee")

OF THE SECOND PART

BACKGROUND:

The Technology Owner grants a license to allow the Licensee access to the computer software itemized below under the terms and conditions, as follows:

●	All versions of LODE Token.
●	All versions of AGX Coins.
●	All versions of AUX Coins.
●	LODE/AGX/AUX graphic design.
●	LODEPay Mobile app UX/UI
●	Spark Desktop Wallet Feature Improvements:
○	Lode Branding
○	Remove ability to send to alias from existing desktop application
○	Change asset listing screens to display assets based on address rather than alias
●	Silver Card integration.
●	Hyperledger integration.
●	All assets, infrastructure, consortium node, multi-chain design based on trusted, centralized relayers and HyperLedger.
●	All support processes.

●	Features built out in the future under the service for hire contract.
●	Scripts developed outside direct product development
○	AGX token distribution script

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●	Gas Station

●	Original Blockmarket Desktop Wallet including:
○	code, design, and structure;
●	Syscoin
●	Z-DAG
●	Syscoin Ethereum Bridge
●	Mobile Multi-chain Wallet Core Architecture and PWA Base
○	limited to Syscoin, Ethereum, and Bitcoin.
○	Core wallet key management, security, key derivation, and signing for multiple blockchains including but not Z-DAG Integration
○	Mobile wallet wrapper implementation using ionic/capacitor PWA

This software license will enable the Licensee to further develop the payment platform integrations and management relationships with regulated Service Providers, debit and credit card issuers, banks, processors, acquirers, exchanges, gateways and telcos.

IN CONSIDERATION OF the provisions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

License

1.  Under this Agreement the Technology Owner grants to the Licensee an exclusive, royalty-free and non-transferable perpetual license (the "License") to use the Software listed above.

2.  "Software" includes the executable computer programs, the source code, and any related printed, electronic and online documentation and any other files that may accompany the product.

3.  Title, copyright, intellectual property rights, and distribution rights of the Software remain exclusively with the rightful owner. Intellectual property rights include the look and feel of the Software. This Agreement constitutes a license for use only and is not in any way a transfer of ownership rights to the Software. The Technology Owner will have the first right of refusal to purchase any and all technology developed by Licensee and all intellectual property rights as listed herein based upon either competitive valuation or market price. GAS STATION, LODE GAS STATION, LODEPAY GAS STATION and all other variations attributed to LODE, AGX or AUX are trademarks owned by the Technology Owner.

4.  By mutual agreement, the Software may be modified, reverse-engineered, or de-compiled in any manner through current or future available technologies as needed and approved by both parties.

5.  Failure to comply with any of the terms under the License section will be considered a material breach of this Agreement.

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License Fee

6.  Licensee will issue to the Technology Owner - 77,000,000 (valued at $0.001 USD) Common Shares, as additional valuable consideration, representing 100% ownership interest in LPI.

Limitation of Liability

7. The Software provided to the Licensee is accepted "as is".

8.  Both parties make no warranty expressed or implied regarding the fitness of the Software for a particular purpose or that the Software will be suitable or appropriate for the specific requirements of the Licensee or Technology Owner.

9.  Both parties do not warrant that use of the Software will be uninterrupted or error-free. The Licensee and the Technology Owner accept that software in general is prone to bugs and flaws within acceptable parameters.

Warrants and Representations

10.  Both parties warrant and represent that granting the license to use this Software is not in violation of any other agreement, copyright, or applicable statute.

Acceptance

11.  All terms, conditions, and obligations of this Agreement will be deemed to be accepted by the Technology Owner and the Licensee ("Acceptance") upon execution of this Agreement.

User Support

12.  No user support or maintenance is provided as part of this Agreement.

Term

13. The term of this Agreement will begin on Acceptance and is perpetual.

Termination

14.  This Agreement will be terminated and the License forfeited where the parties have failed to comply with any of the terms of this Agreement or are in breach of this Agreement. On termination of this Agreement for any reason, the Technology Owner and/or the Licensee will promptly destroy the Software or return the Software to the origination party.

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Force Majeure

15.  The parties will be free of liability where the either party is prevented from executing its obligations under this Agreement in whole or in part due to Force Majeure, such as earthquake, typhoon, flood, fire, and war or any other unforeseen and uncontrollable event where the both parties have taken any and all appropriate action to mitigate such an event.

Governing Law

16.  The Parties to this Agreement submit to the jurisdiction of the courts for the enforcement of this Agreement or decision arising from this Agreement. This Agreement will be enforced or construed according to the laws of the State of Delaware, United States of America.

Miscellaneous

17.  This Agreement can only be modified in writing signed by both the Licensee and the Technology Owner.

18.  This Agreement does not create or imply any relationship in agency or partnership between the Licensee and the Technology Owner.

19.  Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.

20.  If any term, covenant, condition, or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

21.  This Agreement contains the entire agreement between the parties. All understandings have been included in this Agreement. Representations that may have been made by any party to this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value in this Agreement. Only the written terms of this Agreement will bind the parties.

22.  This Agreement and the terms and conditions contained in this Agreement apply to and are binding upon both parties successors and assigns.

Notices

23.  All notices to the parties under this Agreement are to be provided at the following addresses, or at such addresses as may be later provided in writing:

LODE (Switzerland) AG, Industriestrasse 28,

9100 Herisau, Schweiz

LODE Payments International LLC,

1007 North Orange Street, 4th Floor, #28,

Wilmington, Delaware, 19801 USA

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IN WITNESS WHEREOF the parties have duly affixed their signatures under hand and seal on this -15th- day of December, 2020

LODE (Switzerland) AG Per:	LODE Payments International LLC Per:

________________________	______________________
Ernest Ukaj, Director	Ian Richard Toews, Director

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LODE_Switzerland_AG_LODE_Payments_International_LLC_Mutual_Software

Final Audit Report 2020-12-15

Created:	2020-12-15
By:	Ernest Ukaj (ernest.ukaj@mkygroup.ch)
Status:	Signed
Transaction ID:	CBJCHBCAABAA4PTnyaUaHWXwoq-PYY3HeQY14NAZATCG

"LODE_Switzerland_AG_LODE_Payments_International_LLC_Mutual_Software" History

Document created by Ernest Ukaj (ernest.ukaj@mkygroup.ch)
2020-12-15 - 4:41:32 PM GMT- IP address: 92.105.43.122

Document emailed to IAN RICHARD TOEWS (iant@lode.one) for signature
2020-12-15 - 4:42:08 PM GMT

Email viewed by IAN RICHARD TOEWS (iant@lode.one)
2020-12-15 - 4:44:41 PM GMT- IP address: 154.5.3.230

Document e-signed by IAN RICHARD TOEWS (iant@lode.one)
Signature Date: 2020-12-15 - 5:49:35 PM GMT - Time Source: server- IP address: 154.5.3.230

Agreement completed.
2020-12-15 - 5:49:35 PM GMT

Adobe Sign

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